Exhibit 99.1

Heritage Distilling (Nasdaq: CASK) and Story Foundation Announce the Launch of $360M $IP Token Reserve, With Participation from a16z crypto and Other Prominent Investors

●	Heritage Distilling Holding Company, Inc. announces a $220 million PIPE financing to establish a treasury strategy focused on $IP, the native token of the Story network.

●	Heritage to allocate $82 million of proceeds from the PIPE financing to purchase $IP tokens from Story Foundation at a fixed price of $3.40 per $IP token.

●	Story Foundation plans to use 100% of the net cash proceeds received from its $IP token sale to Heritage as part of this transaction to strategically repurchase $IP tokens in the open market within a period of up to 90 days following the sale.

●	Story Foundation, the entity behind Story, the AI-native blockchain infrastructure for the $80 trillion[1] IP economy, has partnered with Heritage to expand Heritage’s activities in connection with the network.

●	Cantor Fitzgerald & Co. and Roth Capital Partners are serving as joint placement agents and financial advisors.

Gig Harbor, WA - August 11, 2025 - Heritage Distilling Holding Company, Inc. (Nasdaq: CASK) (“Heritage” or the “Company”) today announced the pricing of a $220 million private placement offering ($100M in cash and $120M in $IP tokens) with support from Story Foundation and other leading investors, including a16z crypto, Amber Group, Arrington Capital, dao5, Hashed, Mirana Ventures, Neoclassic Capital, Open World, Polychain Capital, Selini Capital, Stix, Syncracy Capital and others, to support the launch of a first-of-its-kind $IP token digital asset treasury strategy.

This transaction represents a strategic milestone for Heritage, making it the first Nasdaq-listed company to adopt $IP as its primary reserve asset. $IP is the native token of Story, a blockchain that enables users to register their intellectual property onchain and add usage terms via smart contracts, thus allowing humans and AI agents the ability to transact in and monetize IP simply and easily. $IP is used to pay for transactions on Story, meaning that if more and more users take advantage of the network’s functionality, the token itself will become more valuable. $IP can also be used for yield-generating activities such as staking and validation. Heritage’s strategic investment in $IP reflects a broader shift in how public companies approach strategic reserves – not just as stores of value, but as vehicles for growth, yield, and long-term alignment with transformative technologies.

1Source: “The Value of Intangible Assets of Corporations Worldwide Rebounds to All-Time High of USD 80 Trillion in 2024,” WIPO, February 28, 2025.

Through ecosystem apps like Aria and Ablo, Story has already supported the tokenization of hundreds of thousands of digital assets, powering collaborations with artists, brands, and intellectual property from world-renowned names including Justin Bieber, BTS, Blackpink, Adidas, and Crocs. In 2024, Story partnered with Stability AI to bring transparent licensing and compensation tracking to open-source model training pipelines. In Q3 2025, Grayscale also launched the Story Trust, providing institutional investors with regulated access to $IP through a traditional financial product. Poseidon, an AI-native incubation launched in July, extends Story’s infrastructure into the realm of decentralized training data, enabling rights-cleared datasets for physical AI like robotics, AR/VR, and autonomous systems. Through its partnership with the foundation behind Web3’s first programmable, productive digital primitive designed for staking, licensing, and powering real-world AI workflows, Heritage gains early exposure to the tokenized IP economy while directly participating in its evolution.

This transaction is structured as a Private Investment in Public Equity (“PIPE”) offering involving a token exchange component. Heritage is expected to raise $100M via the sale of common stock and/or pre-funded warrants to purchase shares of common stock. In addition, Heritage will issue shares of common stock and/or pre-funded warrants to purchase shares of common stock in exchange for $IP tokens contributed from the Story Foundation at a fixed price of $3.40 per $IP token, helping to increase the number of tokens held in the Company’s treasury reserve on day one.

Story Foundation selected Heritage as its first public partner to help grow the $IP ecosystem. In addition, key strategic partners will contribute additional $IP tokens to Heritage in exchange for common stock and/or pre-funded warrants to purchase shares of common stock. At the close of the transaction, the Heritage treasury reserve is expected to receive and hold approximately 52.5 million $IP tokens with a market value of approximately $361 million (calculated based on the closing price of the $IP tokens of $6.8785 on August 10, 2025, as reported by CoinMarketCap.com).

Cantor Fitzgerald & Co. and Roth Capital Partners are serving as joint placement agents and financial advisors in the transaction. Open World, a premier U.S.-focused blockchain advisor, is advising Heritage and Story Foundation on structuring the digital asset treasury and will continue to serve as a strategic adviser to both.

Seung Yoon “SY” Lee, CEO and Co-founder of PIP Labs, Chairman of Heritage Advisory Board and original creator of Story, said: “This is the perfect moment to be innovating at the intersection of crypto, AI, and Real World Asset tokenization. Now, with the proliferation of AI, it is our belief that $IP will be viewed as the new gold and has the potential to become increasingly valuable. Story Foundation’s net cash proceeds from its $IP token sale to Heritage as part of this transaction will be used to expand the network’s reach and support market $IP repurchases, reinforcing long-term ecosystem alignment.”

“This transaction represents a bold leap forward, not just for Heritage, but for how public companies can participate in the digital asset economy,” said Justin Stiefel, CEO of Heritage. “For more than a decade we have been a leader in our industry, and because we know the value that intellectual property brings to creators and owners, we see $IP as a new category of strategic reserve to advance multiple pieces of the next decade of AI’s growth. As the first craft distiller in the U.S. to create a cryptocurrency treasury reserves policy, we are once again leading the way in this digital space.”

Also involved in this strategic transaction are respected crypto and tech leaders who have acted as advisors to the transaction and are expected to continue to advise Heritage to support the company’s strategic direction, bringing together deep expertise across capital markets, crypto, and AI:

●	S.Y. Lee – Advisory Board Chairman (Founder and CEO of PIP Labs, original creator of Story)
●	Phil Blows – Chief Investment Officer Appointee (Co-founder of -AQRU and B2 Capital Management)
●	Ben Sternberg – Strategic Finance Advisor (PIP Labs CFO, former CFO at Radish, Founder of Fexy Media)
●	David Lee – Board Member Nominee (former Google Executive, former Chief Corporate Development Officer 451 Media)
●	Erick Zhang– Board Member Nominee (Founding Partner of Nomad Capital, former Head of Research at Binance, former CEO of CoinMarketCap)
●	Ravi Kaza – Special Advisor to the Board and Digital Assets Committee (CIO, Arrington Capital)

“Story was built to turn intellectual property into an investable, programmable asset, and this reserve shows how we’re doing that at scale,” said Matt Shaw, Story Foundation Director. “Through this structure, public market investors can gain exposure to $IP via equity without navigating wallets or token infrastructure. In line with our commitment to ecosystem alignment, 100% of the Foundation’s net cash proceeds from this $IP token sale will be used to repurchase $IP in the open market within up to 90 days. This deal reflects responsible governance and strong partner alignment, while giving Heritage early positioning in one of crypto’s most exciting real-world asset classes.”

The PIPE transaction is expected to close on or about August 13th, 2025 subject to satisfaction of customary closing conditions.

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About Story

Backed with $136 million from a16z crypto, Polychain, and Samsung Ventures, Story launched its mainnet in February 2025 and has rapidly become the leading blockchain infrastructure for tokenized intellectual property. Story is a blockchain purpose-built to make intellectual property a programmable digital asset with embedded rights. It enables creators, developers, enterprises, and AI labs to turn media, data, and AI-generated content into programmable, legally enforceable digital assets, fueling use cases across AI, entertainment, robotics, and more. Designed for scale, Story bridges the gap between outdated legal frameworks and the realities of AI-era creation, making it possible to track provenance, automate licensing, and unlock new markets for ideas. As the foundation for $IP’s evolution into an internet-native asset class, Story powers a more open, equitable, and composable creative economy. Learn more at https://www.story.foundation.

About Heritage Distilling Company, Inc.

Heritage is among the premier independent craft distilleries in the United States offering a variety of whiskeys, vodkas, gins, rums and ready-to-drink canned cocktails. Heritage has been North America’s most awarded craft distillery by the American Distilling Institute for ten consecutive years out of the more than 2,600 craft producers. Beyond this remarkable achievement, Heritage has also garnered numerous Best of Class, Double Gold, and Gold medals at esteemed national and international spirits competitions. As one of the largest craft spirits producers on the West Coast by revenue, the company is expanding its presence nationwide through a diverse range of sales channels, including wholesale, on-premises venues, e-commerce and the innovative Tribal Beverage Network (TBN). The TBN initiative, a groundbreaking collaboration with Native American tribes, focuses on developing Heritage-branded distilleries, unique tribal brands and tasting rooms tailored to tribal communities. By serving patrons of tribal casinos and entertainment venues, the TBN creates meaningful economic and social benefits for participating tribes, while providing an additional avenue for tribes to exercise and strengthen their sovereignty. This unique partnership reflects Heritage’s commitment to innovation, community engagement and sustainable growth.

Forward-Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements.

Any forward-looking statements in this press release are based on Heritage’s current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the proposed transactions described herein may not be completed in a timely manner or at all; failure to realize the anticipated benefits of the PIPE and related transactions, including the proposed digital asset treasury strategy, the risks associated with the transaction described herein, the value of the Story $IP token, the stability or demand of the Story network or the performance of Heritage’s stock after the transaction closes, the ability of the Company to execute on its treasury reserve plans, the Company’s plans to purchase $IP tokens, Story Foundation’s plans to repurchase $IP tokens, the Company’s proposed digital asset treasury strategy, the digital assets to be held by the Company, the anticipated yield strategies, the potential for $IP to become more valuable, and future performance. These and other risks concerning Heritage’s programs and operations are described in additional detail in its registration statement on Form S-1, and its latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and annual 10-K filings, which are on file with the SEC, as well as well as the supplemental risk factors to be included in a Current Report on Form 8-K to be filed by the Company with the SEC. Heritage explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

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